UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

FRANKLIN ELECTRIC CO., INC.
(Exact name of registrant as specified in its charter)

Indiana	35-0827455
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
400 East Spring Street
Bluffton, Indiana	46714
(Address of principal executive offices)	(Zip Code)
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

Securities Act registration statement file number to which this form relates: 000-00362.

Securities to be registered pursuant to Section 12(b) of the Act:

Title Of Each Class To Be So Registered	Name Of Each Exchange On Which Each Class Is To Be Registered
None	Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Preference Stock Purchase Rights
(Title of class)

EXPLANATORY NOTE

This Form 8-A/A further amends the Registration Statement on Form 8-A dated October 19, 1999 (“Form 8-A”), filed by Franklin Electric Co., Inc. (the “Registrant”) with respect to the rights to purchase Series I Junior Participating Preference Stock of the Company (the “Rights”) issued pursuant to the Rights Agreement, dated as of October 15, 1999 (the “Rights Agreement”), by and between the Registrant and Illinois Stock Transfer Company, as previously amended by the First Amendment to Rights Agreement, dated as of December 1, 2006, by and between the Registrant and LaSalle Bank National Association. The description and terms of the Rights are set forth in the Rights Agreement, which is attached as Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A dated October 19, 1999, and incorporated herein by reference.

Item 1.  Description of Registrant’s Securities to be Registered.

Item 1 of Form 8-A is hereby amended by adding the following paragraph:

Neither Select Equity Group, Inc., a New York corporation, Select Offshore Advisors, LLC, a New York limited liability company, nor any of their respective Affiliates or Associates (each, as defined in the New Rights Agreement) will be deemed to be an Acquiring Person, so long as such persons beneficially own no more than (A) 17.5% of the outstanding shares of Common Stock and are eligible to report such ownership on Schedule 13G under the Exchange Act or on Schedule 13D under the Exchange Act, which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or to engage in any of the actions specified in Item 4 of such Schedule (other than the acquisition or disposition of Common Stock) or (B) 10% of the outstanding shares of Common Stock, if such persons are required to report their beneficial ownership on Schedule 13D, which Schedule 13D states any intention to or reserves the right to control or influence the management or policies of the Company or to engage in any of the actions specified in Item 4 of such Schedule (other than the acquisition or disposition of Common Stock); provided, however, that such persons will not become an Acquiring Person under clause (B) for a limited period of time to allow for the reduction of their beneficial ownership to 10% of the outstanding shares of Common Stock. In addition, such persons shall not become an Acquiring Person solely as a result of an increase in their percentage ownership of the Common Stock due to a reduction of the number of outstanding shares of Common Stock from a repurchase of Common Stock by the Company, provided that such persons do not acquire additional shares of Common Stock subsequent to such repurchase.

The foregoing description is qualified in its entirety by reference to the Second Amendment to the Rights Agreement dated as of July 11, 2007 between the Company and LaSalle Bank National Association, as Rights Agent, a copy of which is attached hereto as Exhibit 4.2 and incorporated by reference herein.

Item 2.  Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Exhibit No. Description

4.1
Rights Agreement, dated as of October 15, 1999, by and between Franklin Electric Co., Inc. and Illinois Stock Transfer Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to Franklin Electric Co., Inc.’s Registration Statement on Form 8-A dated October 19, 1999, File No. 000-00362).

4.2
First Amendment to Rights Agreement, dated as of December 1, 2006, by and between Franklin Electric Co., Inc. and LaSalle Bank National Association, as Rights Agent (incorporated by reference to Exhibit 4.1 to Franklin Electric Co., Inc.’s Registration Statement on Form 8-A/A dated December 1, 2006, File No. 000-00362).

4.3      Second Amendment to Rights Agreement, dated as of July 11, 2007, by and between Franklin Electric Co., Inc. and LaSalle Bank National Association, as Rights Agent (incorporated by reference to Exhibit 4.1 to Franklin Electric Co., Inc.’s Current Report on Form 8-K dated July 11, 2007, File No. 000-00362).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: July 13, 2007

FRANKLIN ELECTRIC CO., INC.
By: /s/ Thomas J. Strupp
Name: Thomas J. Strupp
Title: Vice President, Chief Financial Officer
and Secretary (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No. Description

4.1
Rights Agreement, dated as of October 15, 1999, by and between Franklin Electric Co., Inc. and Illinois Stock Transfer Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to Franklin Electric Co., Inc.’s Registration Statement on Form 8-A dated October 19, 1999, File No. 000-00362).

4.2
First Amendment to Rights Agreement, dated as of December 1, 2006, by and between Franklin Electric Co., Inc. and LaSalle Bank National Association, as Rights Agent (incorporated by reference to Exhibit 4.1 to Franklin Electric Co., Inc.’s Registration Statement on Form 8-A/A dated December 1, 2006, File No. 000-00362).

4.3      Second Amendment to Rights Agreement, dated as of July 11, 2007, by and between Franklin Electric Co., Inc. and LaSalle Bank National Association, as Rights Agent (incorporated by reference to Exhibit 4.1 to Franklin Electric Co., Inc.’s Current Report on Form 8-K dated July 11, 2007, File No. 000-00362).